Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-256316) pertaining to the Oatly Group AB (publ.) 2021 Incentive Award Plan and the Post-Effective Amendment No. 1 to the Registration Statement (Form F-3 No. 333-271379) and related Prospectus of Oatly Group AB for the registration of American Depositary Shares representing ordinary shares offered by selling security holders of our reports dated March 22, 2024, with respect to the consolidated financial statements of Oatly Group AB, and the effectiveness of internal control over financial reporting of Oatly Group AB, included in this Annual Report (Form 20-F) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young AB

Stockholm, Sweden

March 22, 2024